                                                                EXHIBIT 99-1

                           PULITZER PUBLISHING COMPANY
                                AND SUBSIDIARIES

                                TABLE OF CONTENTS


CONSOLIDATED FINANCIAL STATEMENTS

         Independent Auditors' Report

         Statements of Consolidated Income for each of the Three Years in the Period Ended December 31, 1997

         Statements of Consolidated Financial Position at December 31, 1997 and
             1996

         Statements of Consolidated Stockholders' Equity for each of the Three
             Years in the Period Ended December 31, 1997

         Statements of Consolidated Cash Flows for each of the Three Years in the Period Ended December 31, 1997

         Notes to Consolidated Financial Statements for the Three Years in the
             Period Ended December 31, 1997


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
         OPERATIONS

FINANCIAL SCHEDULE

         Independent Auditors' Report

         Financial Schedule II for each of the Three Years in the Period Ended
             December 31, 1997

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Pulitzer Publishing Company:

We have audited the accompanying statements of consolidated financial position of Pulitzer Publishing Company and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


Saint Louis, Missouri
February 6, 1998
(July 17, 1998 as to
Notes 1, 4 and 14)

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME

                                                                      YEARS ENDED DECEMBER 31,
                                                           ----------------------------------------------
                                                               1997             1996             1995

                                                                (In thousands, except per share data)
OPERATING REVENUES - NET:
    Advertising                                            $    227,817     $    191,939     $    161,932
    Circulation                                                  87,611           81,434           76,349
    Other                                                        42,541           35,723           31,107
                                                           ------------     ------------     ------------
              Total operating revenues                          357,969          309,096          269,388
                                                           ------------     ------------     ------------

OPERATING EXPENSES OPERATIONS:
    Operations                                                  145,730          139,259          125,811
    Selling, general and administrative                         132,238          114,628          101,375
    General corporate expense                                     6,007            5,532            4,666
    St. Louis Agency adjustment  (Note 3)                        19,450           13,972           12,502
    Depreciation and amortization                                13,007            8,660            4,307
                                                           ------------     ------------     ------------
              Total operating expenses                          316,432          282,051          248,661
                                                           ------------     ------------     ------------


  Operating income                                               41,537           27,045           20,727

  Interest income                                                 4,642            4,509            5,196
  Net other expense                                              (1,203)          (5,870)          (2,319)
                                                           ------------     ------------     ------------

INCOME FROM CONTINUING OPERATIONS
  BEFORE PROVISION FOR INCOME TAXES                              44,976           25,684           23,604

PROVISION FOR INCOME TAXES (Note 10)                             19,226           10,892            9,149
                                                           ------------     ------------     ------------

INCOME FROM CONTINUING OPERATIONS                                25,750           14,792           14,455

INCOME FROM DISCONTINUED OPERATIONS,
  NET OF TAX (Note 4)                                            40,278           42,708           34,867
                                                           ------------     ------------     ------------

NET INCOME                                                 $     66,028     $     57,500     $     49,322
                                                           ============     ============     ============


BASIC EARNINGS PER SHARE OF STOCK (Note 13):
  Income from continuing operations                        $       1.17     $       0.67     $       0.66
  Income from discontinued operations                              1.82             1.95             1.60
                                                           ------------     ------------     ------------
  Earnings per share                                       $       2.99     $       2.62     $       2.26
                                                           ============     ============     ============
  Weighted average number of shares outstanding                  22,110           21,926           21,800
                                                           ============     ============     ============

DILUTED EARNINGS PER SHARE OF STOCK (Note 13):
  Income from continuing operations                        $       1.15     $       0.66     $       0.65
  Income from discontinued operations                              1.79             1.92             1.58
                                                           ------------     ------------     ------------
  Earnings per share                                       $       2.94     $       2.58     $       2.23
                                                           ============     ============     ============
  Weighted average number of shares outstanding                  22,452           22,273           22,097
                                                           ============     ============     ============

See accompanying notes to consolidated financial statements.

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS  OF CONSOLIDATED FINANCIAL POSITION

                                                                                        DECEMBER 31,
                                                                               ----------------------------
                                                                                   1997            1996
                                                                                      (In thousands)
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                                    $     62,749    $     73,052
  Trade accounts receivable (less allowance for doubtful
    accounts of $1,626 and $1,585)                                                   35,002          32,310
  Inventory                                                                           5,265           4,976
  Prepaid expenses and other                                                         11,587           4,373
                                                                               ------------    ------------
              Total current assets                                                  114,603         114,711
                                                                               ------------    ------------

PROPERTIES:
  Land                                                                                5,991           5,350
  Buildings                                                                          39,446          34,906
  Machinery and equipment                                                            89,484          84,048
  Construction in progress                                                            4,042             336
                                                                               ------------    ------------
              Total                                                                 138,963         124,640
  Less accumulated depreciation                                                      64,166          57,602
                                                                               ------------    ------------
              Properties - net                                                       74,797          67,038
                                                                               ------------    ------------

INTANGIBLE AND OTHER ASSETS:
  Intangible assets - net of amortization (Notes 5 and 6)                           185,124         190,371
  Receivable from The Herald Company (Notes 3 and 9)                                 39,733          39,955
  Net assets of Broadcasting Business (Note 4)                                       36,069
  Other                                                                              13,985          15,107
                                                                               ------------    ------------
              Total intangible and other assets                                     274,911         245,433
                                                                               ------------    ------------
                   TOTAL                                                       $    464,311    $    427,182
                                                                               ============    ============


                                                                     (Continued)

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED FINANCIAL POSITION

                                                                                       DECEMBER 31,
                                                                               -----------------------------
                                                                                   1997              1996
                                                                                       (In thousands)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Trade accounts payable                                                       $     12,193     $      9,631
  Salaries, wages and commissions                                                    10,523           10,091
  Income taxes payable                                                                3,070            1,267
  Pension obligations (Note 8)                                                          348            2,123
  Acquisition payable                                                                 9,804            9,804
  Other                                                                               2,835            2,867
                                                                               ------------     ------------
              Total current liabilities                                              38,773           35,783
                                                                               ------------     ------------

PENSION OBLIGATIONS (Note 8)                                                         21,165           19,266
                                                                               ------------     ------------
POSTRETIREMENT AND POSTEMPLOYMENT
  BENEFIT OBLIGATIONS (Note 9)                                                       89,350           89,634
                                                                               ------------     ------------
NET LIABILITIES OF BROADCASTING BUSINESS (Note 4)                                                     28,767
                                                                               ------------     ------------
OTHER LONG-TERM LIABILITIES                                                           4,246            3,795
                                                                               ------------     ------------
COMMITMENTS AND CONTINGENCIES (Note 14)

STOCKHOLDERS' EQUITY (Note 11):
  Preferred stock, $.01 par value; 25,000,000 shares
    authorized; issued and outstanding - none
  Common stock, $.01 par value; 100,000,000 shares authorized;
    issued - 6,797,895 in 1997 and 6,498,215 in 1996                                     68               65
  Class B common stock, convertible, $.01 par value; 50,000,000 shares authorized; issued - 27,125,247 in 1997 and
    27,214,842 in 1996                                                                  271              272
  Additional paid-in capital                                                        135,542          129,173
  Retained earnings                                                                 362,828          308,283
                                                                               ------------     ------------
              Total                                                                 498,709          437,793
  Treasury stock - at cost; 24,660 and 22,811 shares of common stock in 1997 and 1996, respectively, and 11,700,850 shares of
    Class B common stock in 1997 and 1996                                          (187,932)        (187,856)
                                                                               ------------     ------------
              Total stockholders' equity                                            310,777          249,937
                                                                               ------------     ------------

                   TOTAL                                                       $    464,311     $    427,182
                                                                               ============     ============


                                                                     (Concluded)

See accompanying notes to consolidated financial statements.

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                                            Total
                                                                  Class B      Additional                                   Stock-
                                                    Common        Common        Paid-in        Retained     Treasury       holders'
                                                    Stock          Stock        Capital        Earnings      Stock          Equity
                                                 ----------     ----------     ----------     ---------    ----------     ----------
                                                                                     (In  thousands)
BALANCES AT JANUARY 1, 1995                      $       44     $      206     $  122,070     $ 220,322    $ (187,623)   $  155,019

  Issuance of common stock grants                                                     218                                       218
  Common stock options exercised                          2                         2,327                                     2,329
  Conversion of Class B common stock
    to common stock                                       1             (1)
  Tax benefit from stock options exercised                                            924                                       924
  Net income                                                                                     49,322                      49,322
  Cash dividends declared and paid $.41 per
    share of common and Class B common                                                           (8,828)                     (8,828)
  Purchase of treasury stock                                                                                     (213)         (213)
                                                 ----------     ----------     ----------     ---------    ----------    ----------

BALANCES AT DECEMBER 31, 1995                            47            205        125,539       260,816      (187,836)      198,771

  Issuance of common stock grants                                                      76                                        76
  Common stock options exercised                          1                         2,166                                     2,167
  Conversion of Class B common stock
    to common stock                                       1             (1)
  Tax benefit from stock options exercised                                          1,476                                     1,476
  Net income                                                                                     57,500                      57,500
  Cash dividends declared and paid $.46 per
    share of common and Class B common                                                          (10,033)                    (10,033)
  Purchase of treasury stock                                                                                      (20)           20)
  Four for three stock split in the form of a
     33.3 percent stock dividend (Note 11)               16             68            (84)
                                                 ----------     ----------     ----------     ---------    ----------    ----------

BALANCES AT DECEMBER 31, 1996                            65            272        129,173       308,283      (187,856)      249,937

  Issuance of common stock grants                                                      70                                        70
  Common stock options exercised                          2                         3,297                                     3,299
  Conversion of Class B common stock
    to common stock                                       1             (1)
  Common stock issued under Employee
    Stock Purchase Plan                                                               322                                       322
  Tax benefit from stock options exercised                                          2,680                                     2,680
  Net income                                                                                     66,028                      66,028
  Cash dividends declared and paid $.52 per
    share of common and Class B common                                                          (11,483)                    (11,483)
  Purchase of treasury stock                                                                                      (76)          (76)
                                                 ----------     ----------     ----------     ---------    ----------    ----------
BALANCES AT DECEMBER 31, 1997                    $       68     $      271     $  135,542     $ 362,828    $ (187,932)   $  310,777
                                                 ==========     ==========     ==========     =========    ==========    ==========




                                                                     (Continued)
See accompanying notes to consolidated financial statements.

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF STOCKHOLDERS' EQUITY

                                                         Common Stock                   Class B Common Stock
                                                 -----------------------------     ----------------------------
                                                                    Held in                           Held in
                                                    Issued          Treasury          Issued         Treasury
                                                 ------------     ------------     ------------    ------------
SHARE ACTIVITY:
                                                                          (In  thousands)
BALANCES AT JANUARY 1, 1995                             4,444              (11)          20,609          (8,776)

  Issuance of common stock grants                           6
  Common stock options exercised                          119
  Conversion of Class B common stock
    to common stock                                       135                              (135)
  Purchase of treasury stock                                                (6)
                                                 ------------     ------------     ------------    ------------

BALANCES AT DECEMBER 31, 1995                           4,704              (17)          20,474          (8,776)

  Issuance of common stock grants                           2
  Common stock options exercised                          140
  Conversion of Class B common stock
    to common stock                                        84                               (84)
  Four for three split in the form of a
   33.3 percent stock dividend (Note 11)                1,568               (6)           6,825          (2,925)
                                                 ------------     ------------     ------------    ------------

BALANCES AT DECEMBER 31, 1996                           6,498              (23)          27,215         (11,701)

  Issuance of common stock grants                           1
  Common stock options exercised                          202
  Conversion of Class B common stock
    to common stock                                        90                               (90)
  Common stock issued under Employee
    Stock Purchase Plan                                     7
  Purchase of treasury stock                                                (2)
                                                 ------------     ------------     ------------    ------------
BALANCES AT DECEMBER 31, 1997                           6,798              (25)          27,125         (11,701)
                                                 ============     ============     ============    ============

                                                                     (Concluded)
See accompanying notes to consolidated financial statements.

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                                         YEARS ENDED DECEMBER 31,
                                                                             ----------------------------------------------
                                                                                 1997              1996             1995
                                                                             ------------     ------------     ------------
CONTINUING OPERATIONS                                                                        (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income from continuing operations                                          $     25,750     $     14,792     $     14,455
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                                    7,175            5,623            4,090
    Amortization                                                                    5,832            3,037              217
    Deferred income taxes                                                          (1,328)          (1,100)            (341)
    Changes in assets and liabilities (net of the effects of the purchase and sale of properties) which provided (used) cash:
        Trade accounts receivable                                                  (2,692)          (4,079)           1,433
        Inventory                                                                    (289)           3,017           (3,121)
        Other assets                                                               (3,652)           9,839              833
        Trade accounts payable and other liabilities                                3,120           (2,490)            (113)
        Income taxes payable                                                        1,803             (239)          (3,713)
                                                                             ------------     ------------     ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                          35,719           28,400           13,740
                                                                             ------------     ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                            (15,215)          (6,433)          (6,627)
  Purchase of publishing properties, net of cash acquired                                         (203,306)
  Investment in joint ventures and limited partnerships                            (3,292)          (1,233)          (1,887)
  Sale of assets, net of cash sold                                                                   2,152
  Decrease (increase) in notes receivable                                           4,979           (4,904)           1,875
                                                                             ------------     ------------     ------------
NET CASH USED IN INVESTING ACTIVITIES                                             (13,528)        (213,724)          (6,639)
                                                                             ------------     ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                                  (11,483)         (10,033)          (8,828)
  Proceeds from exercise of stock options                                           3,299            2,167            2,329
  Proceeds from employee stock purchase plan                                          322
  Purchase of treasury stock                                                          (76)             (20)            (213)
                                                                             ------------     ------------     ------------
NET CASH USED IN FINANCING ACTIVITIES                                              (7,938)          (7,886)          (6,712)
                                                                             ------------     ------------     ------------

CASH PROVIDED BY (USED IN) CONTINUING OPERATIONS                                   14,253         (193,210)             389
                                                                             ------------     ------------     ------------
DISCONTINUED OPERATIONS
  Operating activities                                                             57,766           62,379           55,214
  Investing activities                                                            (17,617)         (16,292)         (18,057)
  Financing activities                                                            (64,705)         119,795          (14,250)
                                                                             ------------     ------------     ------------
CASH (USED IN) PROVIDED BY DISCONTINUED OPERATIONS                                (24,556)         165,882           22,907
                                                                             ------------     ------------     ------------

NET  (DECREASE) INCREASE IN CASH AND CASH                                         (10,303)         (27,328)          23,296
  EQUIVALENTS

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                     73,052          100,380           77,084
                                                                             ------------     ------------     ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                     $     62,749     $     73,052     $    100,380
                                                                             ============     ============     ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid (received) during the year for:
    Interest paid                                                            $     17,469     $      9,716     $     10,147
    Interest received                                                              (4,574)          (4,872)          (4,805)
    Income taxes                                                                   45,110           38,530           35,862
    Income tax refunds                                                             (1,108)            (195)          (1,280)

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITY:
  Increase (decrease) in minimum pension liability and
    related intangible asset                                                 $        402     $     (1,059)    $       (227)

See accompanying notes to consolidated financial statements.

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

1.  BASIS OF PRESENTATION

On May 25, 1998, Pulitzer Publishing Company (the "Company"), Pulitzer Inc., (a newly-organized wholly-owned subsidiary of the Company ("Newco")), and Hearst-Argyle Television, Inc. ("Hearst-Argyle") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Hearst-Argyle will acquire the Company's Broadcasting Business (see Note 4) (the "Merger"). Prior to the Spin-off (as defined below), the Company intends to borrow $700 million, which may be secured by the assets of the Broadcasting Business. Out of the proceeds of this new debt, the Company will pay the existing Company debt (see
Note 7) and any costs arising as a result of the Merger and related transactions. Prior to the Merger, the balance of the proceeds of this new debt, together with the Company's publishing assets and liabilities, will be contributed by the Company to Newco pursuant to a Contribution and Assumption Agreement (the "Contribution"). Pursuant to the Merger Agreement, Hearst-Argyle will assume the new debt following the consummation of the Spin-off and Merger.

Immediately following the Contribution, the Company will distribute to each holder of Company Common Stock one fully- paid and nonassessable share of Newco Common Stock for each share of Company Common Stock held and to each holder of Company Class B Common Stock one fully-paid and nonassessable share of Newco Class B Common Stock for each share of Company Class B Common Stock held (the "Distribution"). The Contribution and Distribution collectively constitute the "Spin-off."

The Company's obligation to consummate the Spin-off and the Merger is subject to the fulfillment of various regulatory approvals and approval by the stockholders of both the Company and Hearst-Argyle. The controlling stockholders of both Hearst-Argyle and the Company have agreed to vote in favor of the Merger and related transactions. The Spin-off and Merger are anticipated to be completed by year-end 1998.

Following the consummation of the Spin-off and Merger, Newco will be engaged primarily in the business of newspaper publishing. For financial reporting purposes, Newco is the continuing stockholder interest and will retain the Pulitzer name.

Results of the Company's newspaper publishing and related new media businesses are reported as continuing operations in the statements of consolidated income. The results of the Company's Broadcasting Business are reported as "Discontinued Operations" (see Note 4).


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiary companies, all of which are wholly-owned. All significant intercompany transactions have been eliminated from the consolidated financial statements.

Fiscal Year - The Company's fiscal year ends on the last Sunday of the calendar year, which in 1995 resulted in a 14- week fourth quarter and a 53-week year. In 1997 and 1996, the fourth quarter was 13 weeks and the year was 52 weeks. For ease of presentation, the Company has used December 31 as the year-end.

Cash Equivalents - For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventory Valuation - Inventory, which consists primarily of newsprint, is stated at the lower of cost (determined primarily using the last-in, first-out method) or market. If the first-in, first-out cost method had been used, inventory would have been $805,000 and $874,000 higher than reported at December 31, 1997 and 1996, respectively. Ink and other miscellaneous supplies are expensed as purchased.

Program Rights - Program rights represent license agreements for the right to broadcast programs over license periods which generally run from one to five years. The total cost of each agreement is recorded as an asset and liability when the license period begins and the program is available for broadcast. Program rights covering periods greater than one year are amortized over the license period using an accelerated method as the programs are broadcast. In the event that a determination is made that programs will not be used prior to the expiration of the license agreement, unamortized amounts are then charged to operations. Payments are made in installments as provided for in the license agreements. Program rights expected to be amortized in the succeeding year and payments due within one year are classified as current assets and current liabilities, respectively (see Note 4).

Property and Depreciation - Property is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets. Buildings are depreciated over 20 to 50 years and all other property over lives ranging from 3 to 15 years.

Intangible Assets - Intangibles consisting of goodwill, FCC licenses and network affiliations acquired subsequent to the effective date of Accounting Principles Board Opinion No. 17 ("Opinion No. 17") are being amortized over lives of either 15 or 40 years while all other intangible assets are being amortized over lives ranging from 4 to 23 years. Intangibles in the amount of $1,520,000, related to acquisitions prior to the effective date of Opinion No. 17, are not being amortized because, in the opinion of management, their value is of undeterminable duration. In addition, the intangible asset relating to the Company's additional minimum pension liability under Statement of Financial Accounting Standards No. 87 is adjusted annually, as necessary, when a new determination of the amount of the additional minimum pension liability is made.


Long-Lived Assets - The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, in March 1995. This statement became effective for the Company's 1996 fiscal year. The general requirements of this statement are applicable to the properties and intangible assets of the Company and require impairment to be considered whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management periodically evaluates the recoverability of long-lived assets by reviewing the current and projected cash flows of each of its properties. If a permanent impairment is deemed to exist, any write-down would be charged to operations. For the periods presented, there has been no impairment.

Employee Benefit Plans - The Company and its subsidiaries have several noncontributory pension plans covering a significant portion of their employees. Benefits under the plans are generally based on salary and years of service.
The Company's liability and related expense for benefits under the plans are recorded over the service period of active employees based upon annual actuarial calculations. Plan funding strategies are influenced by tax regulations. Plan assets consist primarily of government bonds and corporate equity securities.

The Company provides retiree medical and life insurance benefits under varying postretirement plans at several of its operating locations. In addition, the Company provides postemployment disability benefits to certain former employee groups prior to retirement. The significant portion of these benefits results from plans at the St. Louis Post- Dispatch. The Company's liability and related expense for benefits under the postretirement plans are recorded over the service period of active employees based upon annual actuarial calculations. The Company accrues postemployment disability benefits when it becomes probable that such benefits will be paid and when sufficient information exists to make reasonable estimates of the amounts to be paid. All of the Company's postretirement and postemployment benefits are funded on a pay-as-you-go basis.

Income Taxes - Deferred tax assets and liabilities are recorded for the expected future tax consequences of events that have been included in either the financial statements or tax returns of the Company. Under this asset and liability approach, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities by applying enacted statutory tax rates applicable to future years in which the differences are expected to reverse.

Stock-Based Compensation Plans - Effective January 1, 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. The new standard defines a fair value method of accounting for stock options and similar equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to the new standard, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees, but are required to disclose pro forma net income and, if presented, earnings per share as if the company had applied the new method of accounting. The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption, whereas the disclosure requirements apply to all awards granted subsequent to December 31, 1994. The Company continues to recognize and measure compensation for its restricted stock and stock option plans in accordance with the existing provisions of APB 25.

Earnings Per Share of Stock - Effective December 15, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"). This statement simplifies the standards for computing earnings per share ("EPS"), making them comparable to international standards, and supersedes Accounting Principles Board Opinion No. 15, Earnings Per Share ("APB 15"). SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS. The statement also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. As required by SFAS 128, diluted EPS has been computed for all prior periods presented to conform to the provisions of the new statement.

Basic earnings per share of stock is computed using the weighted average number of common and Class B common shares outstanding during the applicable period, adjusted for the stock splits described in Note 11. Diluted earnings per share of stock is computed using the weighted average number of common and Class B common shares outstanding and common stock equivalents. (see Note 13)

Use of Management Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires that management make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The reported amounts of revenues and expenses during the reporting period may also be affected by the estimates and assumptions management is required to make. Actual results may differ from those estimates.

Reclassifications - Certain reclassifications have been made to the 1996 and 1995 consolidated financial statements to conform with the 1997 presentation.

3.  AGENCY AGREEMENTS

An agency operation between the Company and The Herald Company is conducted under the provisions of an Agency Agreement, dated March 1, 1961, as amended. For many years, the St. Louis Post-Dispatch (published by the Company) was the afternoon and Sunday newspaper serving St. Louis, and the Globe-Democrat (formerly published by The Herald Company) was the morning paper and also published a weekend edition. Although separately owned, from 1961 through February 1984, the publication of both the Post-Dispatch and the Globe-Democrat was governed by the St. Louis Agency Agreement. From 1961 to 1979, the two newspapers controlled their own news, editorial, advertising, circulation, accounting and promotion departments and Pulitzer managed the production and printing of both newspapers. In 1979, Pulitzer assumed full responsibility for advertising, circulation, accounting and promotion for both newspapers. In February 1984, after a number of years of unfavorable financial results at the St. Louis Agency, the Globe-Democrat was sold by The Herald Company and the St. Louis Agency Agreement was revised to eliminate any continuing relationship between the two newspapers and to permit the repositioning of the daily Post-Dispatch as a morning newspaper. Following the renegotiation of the St. Louis Agency Agreement at the time of the sale of the Globe-Democrat, The Herald Company retained the contractual right to receive one-half the profits (as defined), and the obligation to share one-half the losses (as defined), of the operations of the St. Louis Agency, which from February 1984 forward consisted solely of the publication of the Post-Dispatch. The St. Louis Agency Agreement also provides for The Herald Company to share one-half the cost of, and to share in a portion of the proceeds from the sale of, capital assets used in the production of the Post-Dispatch. Under the St. Louis Agency Agreement, Pulitzer supervises, manages and performs all activities relating to the day-to-day publication of the Post-Dispatch and is solely responsible for the news and editorial policies of the newspaper. The consolidated financial statements of the Company include all the operating revenues and expenses of the St. Louis Agency relating to the Post-Dispatch.

In Tucson, Arizona, a separate partnership, TNI Partners, ("TNI"), acting as agent for the Star (a newspaper owned by the Company) and the Citizen (a newspaper owned by Gannett Co., Inc.), is responsible for printing, delivery, advertising, and circulation of the Star and the Citizen. TNI collects all of the receipts and income relating to the Star and the Citizen and pays all operating expenses incident to the partnership's operations and publication of the newspapers. Each newspaper is solely responsible for its own news and editorial content. Net income or net loss of TNI is generally allocated equally to the Star and the Citizen. The Company's consolidated financial statements include its share of TNI's revenues and expenses.

4.  DISCONTINUED OPERATIONS

Discontinued operations represent the Company's Broadcasting Business as follows: Pulitzer Broadcasting Company, a wholly-owned subsidiary of the Company, and its wholly-owned subsidiaries, WESH Television, Inc.; WDSU Television, Inc.; and KCCI Television, Inc.; (collectively "Broadcasting" or "Broadcasting Business"), own and operate nine network-affiliated television stations and five radio stations. Broadcasting's television properties represent market sizes from Omaha, Nebraska to Orlando, Florida and include operations in the northeast, southeast, midwest and southwest. Three of Broadcasting's five radio stations, representing the significant portion of its radio operations, are located in Phoenix, Arizona.

The assets and liabilities of the Broadcasting Business are classified in the Statements of Consolidated Financial Position as "Net Assets/Liabilities of Broadcasting Business" and consist of the following:

                                                           December 31,
                                                    ----------------------------
                                                        1997            1996
   ASSETS                                                  (In thousands)
   Trade accounts receivable (less allowance for
     doubtful accounts of $785 and $991)            $     50,880    $     47,700
   Program rights                                          7,866           8,452
   Other current assets                                    1,260           1,277
                                                    ------------    ------------
       Total current assets                               60,006          57,429
                                                    ------------    ------------
   Properties:
     Land                                                 10,163           9,342
     Buildings                                            44,769          43,827
     Machinery and equipment                             135,629         125,806
     Construction in progress                              3,282           1,735
                                                    ------------    ------------
       Total                                             193,843         180,710
     Less accumulated depreciation                       106,826          91,816
                                                    ------------    ------------
       Properties - net                                   87,017          88,894
                                                    ------------    ------------
   Intangible assets:
     FCC Licenses and network affiliations               114,376         112,162
     Goodwill                                              6,960           6,960
     Other intangibles                                    33,696          33,696
                                                    ------------    ------------
       Total                                             155,032         152,818
     Less accumulated amortization                        52,539          44,884
                                                    ------------    ------------
       Intangible assets - net                           102,493         107,934
                                                    ------------    ------------
   Other assets                                            7,172           6,021
                                                    ------------    ------------
         Total assets of Broadcasting Business           256,688         260,278
                                                    ------------    ------------

                                                               December 31,
                                                        ----------------------------
                                                            1997              1996
   LIABILITIES                                                 (In thousands)
   Trade accounts payable and accrued expenses                10,226          10,228
   Current portion of long-term debt (Note 7)                 12,705          14,705
   Interest payable                                            5,677           7,177
   Program contracts payable                                   7,907           8,916
                                                        ------------    ------------
       Total current liabilities                              36,515          41,026
   Long-term debt (Note 7)                                   172,705         235,410
   Pension obligations (Note 8)                                5,544           4,149
   Postretirement benefit obligations (Note 9)                 2,556           2,618
   Other long term liabilities                                 3,299           5,842
   Commitments and contingencies (Note 14)
                                                        ------------    ------------
         Total liabilities of Broadcasting Business          220,619         289,045
                                                        ------------    ------------

   NET ASSETS (LIABILITIES) OF BROADCASTING BUSINESS    $     36,069    $    (28,767)
                                                        ============    ============


The net income from operations of the Broadcasting Business, without allocation of any general corporate expense, is reflected in the Statements of Consolidated Income as "Income from Discontinued Operations" and is summarized as follows:

                                                   Years Ended December 31,
                                               --------------------------------
                                                 1997        1996        1995
                                                        (In thousands)
   Operating revenues                          $227,016    $224,992    $202,939

   Operating income                              82,180      83,246      65,939

   Interest expense                              16,081      13,592      10,171

   Income before provision for income taxes      66,109      70,088      55,764

   Provision for income taxes (Note 10)          25,831      27,380      20,897

   Net income                                    40,278      42,708      34,867

   Depreciation and amortization                 23,447      22,442      22,843

5.  ACQUISITION OF PROPERTIES

During 1996, the Company acquired in a purchase transaction all of the stock of Scripps League Newspapers, Inc. ("Scripps League"), a privately owned publisher of community newspapers serving smaller markets, primarily in the West and Midwest. The purchase price of approximately $216 million (including acquisition costs) includes all of the operating assets of the newspapers, working capital of approximately $6 million and intangibles. The acquisition was financed by long-term borrowings of $135 million (the balance of which has been allocated to Broadcasting and is included in "Net Assets/Liabilities of Broadcasting Business" in the Company's Statements of Consolidated Financial Position (see Note 4)) and cash of approximately $81 million (approximately $69 million net of cash acquired). The results of the operations of Scripps
League for the period subsequent to June 30, 1996 are included in the Company's Statements of Consolidated Income.

The following supplemental unaudited pro forma information shows the results of operations of the Company for the years ended December 31, 1996 and 1995 adjusted for the acquisition of Scripps League, assuming such transaction and the related debt financing had been consummated at the beginning of each year presented. The unaudited pro forma financial information is not necessarily indicative either of results of operations that would have occurred had the transaction occurred at the beginning of each year presented or of future results of operations.

                                                Years Ended December 31,
                                               --------------------------
                                                  1996             1995
In thousands, except per share data:                  (Unaudited)
Operating revenues - net                        $341,923        $333,864

Operating income                                  30,414          27,957

Income from continuing operations                 14,771          15,161

Income from discontinued operations               39,748          29,042

Net income                                        54,519          44,203


Basic earnings per share of stock:
   Continuing operations                        $   0.67        $   0.70
   Discontinued operations                          1.82            1.33
                                                --------        --------
   Basic earnings per share                     $   2.49        $   2.03
                                                ========        ========

Diluted earnings per share of stock:
   Continuing operations                        $   0.66        $   0.69
   Discontinued operations                          1.79            1.31
                                                ========        ========
   Diluted earnings per share                   $   2.45        $   2.00
                                                ========        ========


In December 1996, the Company acquired in a purchase transaction the assets of an AM radio station in Phoenix, Arizona for approximately $5,187,000.

6.  INTANGIBLE ASSETS

Intangible assets consist of the following:

                                             December 31,
                                        --------------------
                                          1997         1996
                                           (In thousands)
   Goodwill                             $171,395    $171,366
   Intangible pension asset (Note 8)       2,320       1,918
   Other                                  30,228      30,218
                                        --------    --------
             Total                       203,943     203,502
   Less accumulated amortization          18,819      13,131
                                        --------    --------

   Total intangible assets - net        $185,124    $190,371
                                        ========    ========

7.  FINANCING ARRANGEMENTS

Pursuant to the Merger Agreement, the Company's existing long-term debt will be repaid with new long-term borrowings prior to the Merger. In addition, the new borrowings will be assumed by Hearst-Argyle at the time of the Merger. Accordingly, all of the Company's long-term debt balances and related interest expense are allocated to the Broadcasting Business and reported as discontinued operations in the consolidated financial statements (see Notes 1 and 4).

Long-term debt included in "Net Assets/Liabilities of Broadcasting Business" in the statements of consolidated financial position consists of the following:

                                                 December 31,
                                             --------------------
                                               1997        1996
                                                (In thousands)
   Credit Agreement                          $     --    $ 50,000
   Senior notes maturing in substantially
     equal annual installments:
     8.8% due through 1997                                 14,500
     6.76% due 1998-2001                       50,000      50,000
     7.22% due 2002-2005                       50,000      50,000
     7.86% due 2001-2008                       85,000      85,000
     Other                                        410         615
                                             --------    --------
             Total                            185,410     250,115
   Less current portion                        12,705      14,705
                                             --------    --------
   Total long-term debt                      $172,705    $235,410
                                             ========    ========


The Company's fixed-rate senior note borrowings are with The Prudential Insurance Company of America ("Prudential"). The Senior Note Agreements with Prudential provide for the payment of certain fees, depending on current interest rates and remaining years to maturity, in the event of repayment prior to the notes' scheduled maturity dates (as anticipated by the Spin-off and Merger discussed in Note 1).

The credit agreement with The First National Bank of Chicago, as Agent, for a group of lenders ("FNBC"), provides for a $50,000,000 variable rate revolving credit facility ("Credit Agreement"). Loans may be borrowed, repaid and reborrowed by the Company until the Credit Agreement terminates on July 2, 2001. The Company has the option to repay any borrowings and terminate the Credit Agreement, without penalty, prior to its scheduled maturity. As of December 31, 1997, the Company had no borrowings under the Credit Agreement.

The Credit Agreement allows the Company to elect an interest rate with respect to each borrowing under the facility equal to a daily floating rate or the Eurodollar rate plus 0.225 percent. As of December 31, 1996, the interest rate on the Credit Agreement borrowings with FNBC was 5.875 percent.

The terms of the various senior note agreements contain certain covenants and conditions including the maintenance of cash flow and various other financial ratios, limitations on the incurrence of other debt and limitations on the amount of restricted payments (which generally includes dividends, stock purchases and redemptions).

Under the terms of the most restrictive borrowing covenants, in general, the Company may pay annual dividends not to exceed the sum of $10,000,000, plus 75% of consolidated net earnings commencing January 1, 1993, less the sum of all dividends paid or declared and redemptions in excess of sales of Company stock after December 31, 1992. Pursuant to this calculation, approximately $138,938,000 is available for distribution as dividends at December 31, 1997.

Approximate annual maturities of long-term debt for the five years subsequent to December 31, 1997 are as follows:

   Fiscal Year (In thousands):
     1998                                                   $   12,705
     1999                                                       12,705
     2000                                                       12,500
     2001                                                       23,125
     2002                                                       23,125
     Thereafter                                                101,250
                                                            ----------
   Total                                                    $  185,410
                                                            ==========


8.  PENSION PLANS

The pension cost components for the Company's pension plans are as follows:

                                                                      Years Ended December 31,
                                                           ----------------------------------------------
                                                               1997             1996             1995
                                                                            (In thousands)
Service cost for benefits earned during the year           $      3,966     $      4,154     $      3,834
Interest cost on projected benefit obligation                     8,470            8,185            8,057
Actual return on plan assets                                    (18,785)         (12,507)         (17,541)
Net amortization and deferrals                                   10,001            4,833           11,365
                                                           ------------     ------------     ------------
Net periodic pension cost                                  $      3,652     $      4,665     $      5,715
                                                           ============     ============     ============

The Company's net periodic pension cost components disclosed above include amounts related to Broadcasting employees who participate in two of the Company's defined benefit pension plans. No detailed information regarding the components of net periodic pension cost and funded status of the plans, as it relates to Broadcasting is available. However, a portion of the Company's pension cost has been allocated to Broadcasting's active employees and included in "Discontinued Operations" in the Consolidated Statements of Income. Pension cost allocated to Broadcasting, based on payroll costs, amounted to approximately $1,395,000, $1,474,000 and $1,540,000 for 1997, 1996 and 1995,
respectively. Pursuant to the Merger Agreement, Broadcasting will retain the ongoing liabilities related to its active employees. Future pension costs for the Company and Broadcasting after the Spin-off are likely to be different when compared to allocated historical amounts.

The funded status of the Company's pension plans is as follows:

                                                 December 31,
                                           -----------------------
                                              1997         1996
                                                (In thousands)
Actuarial present value of:
    Vested benefit obligation              $ 117,854     $ 107,637
                                           =========     =========
    Accumulated benefit obligation         $ 118,735     $ 108,380
                                           =========     =========
Projected benefit obligation               $ 128,690     $ 118,414
Plan assets at fair value                    119,353       104,046
                                           ---------     ---------
Plan assets less than projected benefit        9,337        14,368
obligation
Unrecognized transition obligation, net       (1,318)       (1,539)
Unrecognized net gain                         16,507        10,557
Unrecognized prior service cost                  211           234
Additional minimum liability                   2,320         1,918
                                           ---------     ---------
Pension obligations                        $  27,057     $  25,538
                                           =========     =========


The portion of the Company's pension obligations allocated to Broadcasting employees and included in "Net Assets/Liabilities of Broadcasting Business" in the Statements of Consolidated Financial Position amounted to $5,544,000 and $4,149,000 as of December 31, 1997 and 1996, respectively. Pursuant to the Merger Agreement, actuarial calculations will be performed to separate Broadcasting active employees from the pension plans as of the date of the Merger. The pension obligations computed for Broadcasting active employees and a proportionate share of pension plan assets will then be transferred to Hearst-Argyle. Future pension obligations for the Company and Broadcasting, computed in separate actuarial calculations, are likely to be different when compared to the allocated historical amounts.

The projected benefit obligation was determined using assumed discount rates of 7%, 7.5% and 7.25% at December 31, 1997, 1996 and 1995, respectively. The expected long-term rate of return on plan assets was 8.5% for 1997, 1996 and 1995. For those plans that pay benefits based on final compensation levels, the actuarial assumptions for overall annual rate of increase in future salary levels was 4.5% for 1997 and 5% for both 1996 and 1995.

Certain of the Company's employees participate in multi-employer retirement plans sponsored by their respective unions. Amounts charged to operations, representing the Company's required contributions to these plans in 1997, 1996 and 1995, were approximately $844,000, $781,000, and $731,000, respectively.

The Company also sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees. Contributions by the Company amounted to approximately $1,899,000, $1,668,000 and $1,494,000 for 1997, 1996 and 1995, respectively. Contributions related only to Broadcasting employees amounted to approximately $698,000, $626,000 and $509,000 for 1997, 1996 and 1995, respectively.

9.  POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

The net periodic postretirement benefit cost components related to continuing operations are as follows:

                                                                   Years Ended December 31,
                                                      ----------------------------------------------
                                                          1997             1996             1995
                                                                       (In thousands)
Service cost (for benefits earned during the year)    $        839     $        808     $        805
Interest cost on accumulated postretirement
    benefit obligation                                       4,493            4,532            5,614
Net amortization, deferrals and other components            (2,464)          (2,236)          (1,731)
                                                      ------------     ------------     ------------
Net periodic postretirement benefit cost              $      2,868     $      3,104     $      4,688
                                                      ============     ============     ============

The postretirement benefit cost for broadcasting active employees is included in "Discontinued Operations" in the Statements of Consolidated Income. The net periodic postretirement benefit cost components related to broadcasting discontinued operations are as follows:

                                                               Years Ended December 31,
                                                      ----------------------------------------
                                                         1997           1996           1995
                                                                   (In thousands)
Service cost (for benefits earned during the year)    $      131     $      118     $      128
Interest cost on accumulated postretirement
    benefit obligation                                       139            151            185
Net amortization, deferrals and other components             (74)           (72)           (56)
                                                      ----------     ----------     ----------
Net periodic postretirement benefit cost              $      196     $      197     $      257
                                                      ==========     ==========     ==========


The Company funds its postretirement benefit obligation on a pay-as-you-go basis and, for 1997, 1996 and 1995, made payments of $4,118,000, $4,207,000 and
$4,071,000, respectively.

The status of the Company's postretirement benefit plans is as follows:

                                               Continuing Operations         Discontinued Operations
                                                    December 31,                  December 31,
                                           ----------------------------    ----------------------------
                                                1997           1996            1997           1996
                                                   (In thousands)                (In thousands)
   Retirees and surviving beneficiaries    $     39,549    $     37,734
   Actives eligible to retire                    13,644          12,732    $        774    $        784
   Other actives                                 11,614          10,069           1,142           1,073
                                           ------------    ------------    ------------    ------------
   Accumulated postretirement benefit
     obligation                                  64,807          60,535           1,916           1,857
   Unrecognized prior service gain                6,466           7,757             192             233
   Unrecognized net gain                         14,903          18,876             448             528
                                           ------------    ------------    ------------    ------------
   Accrued postretirement benefit cost     $     86,176    $     87,168    $      2,556    $      2,618
                                           ============    ============    ============    ============

The preceding amounts related to continuing operations for the December 31, 1997 and 1996 accrued postretirement benefit cost and the 1997, 1996 and 1995 net periodic postretirement benefit expense have not been reduced for The Herald Company's share of the respective amounts. However, pursuant to the St. Louis Agency Agreement (see Note 3), the Company has recorded a receivable for The Herald Company's share of the accrued postretirement benefit cost as of December 31, 1997 and 1996.

The preceding accrued postretirement benefit cost related to broadcasting active employees is included in "Net Assets/Liabilities of Broadcasting Business" in the Statements of Consolidated Financial Position. Pursuant to the Merger Agreement, Broadcasting will retain the postretirement obligation and costs related to active employees as of the date of the Merger.

For 1997 and 1996 measurement purposes, health care cost trend rates of 9%, 7% and 5% were assumed for indemnity plans, PPO plans and HMO plans, respectively. For 1997, these rates were assumed to decrease gradually to 5% through the year 2010 and remain at that level thereafter. For 1996, the indemnity and PPO rates were assumed to decrease gradually to 5.5% through the year 2010 and remain at that level thereafter. For continuing operations, a 1% increase in the health care cost trend rate assumptions would have increased the accrued postretirement benefit cost at December 31, 1997 by approximately $1,129,000 and the 1997 annual net periodic postretirement benefit cost by approximately $1,090,000.

Administrative costs related to indemnity plans were assumed to increase at a constant annual rate of 6% for 1997, 1996 and 1995. The assumed discount rate used in estimating the accumulated postretirement benefit obligation was 7%, 7.5% and 8% for 1997, 1996 and 1995, respectively.

The Company's postemployment benefit obligation, representing certain disability benefits at the St. Louis Post- Dispatch, was $3,174,000 and $2,466,000 at December 31, 1997 and 1996, respectively.

10.  INCOME TAXES

Provisions for income taxes (benefits) consist of the following:

                              Continuing Operations                Discontinued Operations
                             Years Ended December 31,              Years Ended December 31,
                       ----------------------------------     ----------------------------------
                          1997        1996        1995          1997          1996        1995
                                     (In thousands)                      (In thousands)
Current:
    Federal            $ 17,840     $  9,363     $  8,008     $ 23,549     $ 24,102     $ 20,344
    State and local       2,714        1,628        1,482        4,321        4,122        2,059
Deferred:
    Federal              (1,155)         (84)        (326)      (1,723)        (721)      (1,315)
    State and local        (173)         (15)         (15)        (316)        (123)        (191)
                       --------     --------     --------     --------     --------     --------
          Total        $ 19,226     $ 10,892     $  9,149     $ 25,831     $ 27,380     $ 20,897
                       ========     ========     ========     ========     ========     ========

Factors causing effective tax rates to differ from the statutory Federal income tax rate were:

                                      Continuing Operations                Discontinued Operations
                                     Years Ended December 31,              Years Ended December 31,
                                ----------------------------------    ----------------------------------
                                    1997        1996        1995        1997       1996        1995
Statutory rate                       35%         35%         35%         35%        35%         35%
Favorable resolution of
    prior year state tax issues                                                                 (2)
Amortization of intangibles           3           3
State and local income
    taxes, net of U.S. Federal
    income tax benefit                4           4           4           4          4           4
Other-net                             1
                                   ----        ----        ----       ----        ----        ----
          Total                      43%         42%         39%        39%         39%         37%
                                   ====        ====        ====       ====        ====        ====


The Company's deferred tax assets and liabilities, net, which have been included in other assets in the Statements of Consolidated Financial Position consisted of the following:

                                             Continuing Operations           Discontinued Operations
                                                  December 31,                    December 31,
                                         ----------------------------    -----------------------------
                                             1997            1996            1997             1996
                                                (In thousands)                    (In thousands)
   Deferred tax assets:
       Pensions and employee benefits    $      8,135    $      7,018    $      3,268     $      2,557
       Postretirement benefit costs            18,248          18,260           1,000            1,024
       Other                                    1,007           1,429             554              681
                                         ------------    ------------    ------------     ------------
             Total                             27,390          26,707           4,822            4,262
                                         ============    ============    ============     ============

   Deferred tax liabilities:
       Depreciation                            13,265          13,119           6,318            6,471
       Amortization                             7,288           8,079             477            1,803
                                         ------------    ------------    ------------     ------------
             Total                             20,553          21,198           6,795            8,274
                                         ------------    ------------    ------------     ------------

   Net deferred tax asset (liability)    $      6,837    $      5,509    $     (1,973)    $     (4,012)
                                         ============    ============    ============     ============

The Company had no valuation allowance for deferred tax assets as of December 31, 1997, 1996 and 1995.

11.  STOCKHOLDERS' EQUITY

Each share of the Company's common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes on all matters. As of December 31, 1997, Holders of outstanding shares of Class B common stock representing 95.5% of the combined voting power of the Company have deposited their shares in a voting trust (the "Voting Trust"). Each share of the Company's Class B common stock is convertible into one share of the Company's common stock at the holder's option subject to the limitations imposed by the Voting Trust on the shares of Class B common stock deposited thereunder. The Voting Trust permits the conversion of the Class B common stock deposited in the Voting Trust into common stock in connection with certain permitted transfers, including, without limitation, sales which are exempt from the registration requirements of the Securities Act of 1933, as amended, sales which meet the volume and manner of sale requirements of Rule 144 promulgated thereunder and sales which are made pursuant to registered public offerings.

The trustees generally hold all voting rights with respect to the shares of Class B common stock subject to the Voting Trust; however, in connection with certain matters, including any proposal for a merger, consolidation, recapitalization or dissolution of the Company or disposition of all or substantially all its assets, the calling of a special meeting of stockholders and the removal of directors, the Trustees may not vote the shares deposited in the Voting Trust except in accordance with written instructions from the holders of the Voting Trust Certificates. The Voting Trust may be terminated with the written consent of holders of two-thirds in interest of all outstanding Voting Trust Certificates. Unless extended or terminated by the parties thereto, the Voting Trust expires on January 16, 2001.

On September 12, 1996, the Board of Directors declared a four-for-three stock split of the Company's common and Class B common stock payable in the form of a 33.3% stock dividend. The dividend was distributed on November 1, 1996 to stockholders of record on October 10, 1996. The Company's capital balances and share amounts were adjusted in 1996 to reflect the split.

On January 4, 1995, the Board of Directors declared a five-for-four stock split of the Company's common and Class B common stock payable in the form of a 25% stock dividend. The dividend was distributed on January 24, 1995 to stockholders of record on January 13, 1995. Even though this stock split was declared subsequent to December 31, 1994, the Company's capital balances and share amounts were adjusted in 1994 to reflect the split.

12.  COMMON STOCK PLANS

On May 11, 1994, the Company's stockholders adopted the Pulitzer Publishing Company 1994 Stock Option Plan (the "1994 Plan"), replacing the Pulitzer Publishing Company 1986 Employee Stock Option Plan (the "1986 Plan"). The 1994 Plan provides for the issuance to key employees and outside directors of incentive stock options to purchase up to a maximum of 2,500,000 shares of common stock. Under the 1994 Plan, options to purchase 1,667 shares of common stock will be automatically granted to outside directors on the date following each annual meeting of the Company's stockholders and will vest on the date of the next annual meeting of the Company's stockholders. Total shares available for issue to outside directors under this automatic grant feature are limited to a maximum of 166,667. The issuance of all other options will be administered by the Compensation Committee of the Board of Directors, subject to the 1994 Plan's terms and conditions. Specifically, the exercise price per share may not be less than the fair market value of a share of common stock at the date of grant. In addition, exercise periods may not exceed ten years and the minimum vesting period is established at six months from the date of grant. Option awards to an individual employee may not exceed 250,000 shares in a calendar year.

Prior to 1994, the Company issued incentive stock options to key employees under the 1986 Plan. As provided by the 1986 Plan, certain option awards were granted with tandem stock appreciation rights which allow the employee to elect an alternative payment equal to the appreciation of the stock value instead of exercising the option. Outstanding options issued under the 1986 Plan have an exercise term of ten years from the date of grant and vest in equal installments over a three-year period.

Stock option transactions are summarized as follows:

                                                                            Weighted
                                                                             Average
   Common Stock Options:                  Shares          Price Range         Price
                                        ------------    ---------------     ---------
   Outstanding, January 1, 1995           1,198,371     $ 9.27 - $21.98       $16.69
     Granted (weighted average value at
       grant date of $13.99)                192,853     $30.47 - $34.41       $34.31
     Canceled                               (39,632)    $11.73 - $21.98       $16.69
     Exercised                             (158,304)    $ 9.27 - $21.98       $14.71
                                          ---------

   Outstanding, December 31, 1995         1,193,288     $ 9.27 - $34.41       $19.80
     Granted (weighted average value at
       grant date of $16.01)                179,809     $41.91 - $46.25       $46.03
     Canceled                                (2,146)    $21.53 - $34.41       $28.77
     Exercised                             (140,096)    $ 9.27 - $21.98       $15.47
                                          ---------

   Outstanding, December 31, 1996         1,230,855     $ 9.27 - $46.25       $24.11
     Granted (weighted average value at
       grant date of $20.23)                211,231     $45.63 - $58.81       $58.41
     Canceled                               (14,235)    $21.53 - $47.38       $38.91
     Exercised                             (201,920)    $ 9.27 - $46.25       $16.34
                                          ---------
   Outstanding, December 31, 1997         1,225,931     $ 9.27 - $58.81       $31.13
                                          =========

   Exercisable at:
     December 31, 1996                      855,445     $ 9.27 - $34.41       $18.19
                                          =========
     December 31, 1997                      849,565     $ 9.27 - $46.25       $22.21
                                          =========

   Shares Available for Grant at
     December 31, 1997                    1,712,004
                                          =========

Stock appreciation right transactions are summarized as follows:


                                                   Shares        Price
                                                 ---------     ----------
   Common Stock Appreciation Rights:
     Outstanding, January 1, 1995                   37,584      $14.87

     Canceled                                      (10,183)     $14.87
     Exercised                                     (27,401)     $14.87
                                                  --------
   Outstanding, December 31, 1995, 1996
     and 1997                                           --
                                                  ========



On May 11, 1994, the Company's stockholders also adopted the Pulitzer Publishing Company 1994 Key Employees' Restricted Stock Purchase Plan (the "1994 Stock Plan"), which replaced the Pulitzer Publishing Company 1986 Key Employees' Restricted Stock Purchase Plan ("1986 Stock Plan"). The 1994 Stock Plan provides that an employee may receive, at the discretion of the Compensation Committee, a grant or right to purchase at a particular price shares of common stock, subject to restrictions on transferability. A maximum of 416,667 shares of common stock may be granted or purchased by employees. In addition, no more than 83,333 shares of common stock may be issued to an employee in any calendar year.

Prior to 1994, the Company granted stock awards under the 1986 Stock Plan. For grants awarded under both the 1994 and 1986 Stock Plans, compensation expense is recognized over the vesting period of the grants. Stock Purchase Plan transactions are summarized as follows:

                                                                              Weighted
                                                                               Average
   Common Stock Grants:                     Shares          Price Range        Price
                                          ----------   ------------------    ---------
     Outstanding, January 1, 1995             4,236     $20.25 - $21.38        $20.89
     Granted                                  8,880          $24.53            $24.53
     Vested                                  (7,460)    $20.25 - $24.53        $23.93
                                          ---------
     Outstanding, December 31, 1995           5,656     $20.25 - $24.53        $22.60
     Granted                                  2,093          $36.70            $36.70
     Vested                                  (1,864)    $20.25 - $24.53        $22.12
                                          ---------
     Outstanding, December 31, 1996           5,885     $20.25 - $36.70        $27.78
     Granted                                  1,468          $47.44            $47.44
     Canceled                                (1,393)    $20.25 - $47.44        $33.13
     Vested                                  (2,272)    $20.25 - $36.70        $25.56
                                          ---------
     Outstanding, December 31, 1997           3,688     $21.38 - $47.44        $34.95
                                          =========
   Shares Available for Grant at
     December 31, 1997                      400,776
                                          =========

As required by SFAS 123, the Company has estimated the fair value of its option grants since December 31, 1994 by using the binomial options pricing model with the following assumptions:

                                   Years Ended December 31,
                             ----------------------------------
                               1997         1996         1995
Expected Life (years)             7            7            7

Risk-free interest rate         5.8%         6.4%         5.7%
Volatility                     23.6%        22.5%        19.6%

Dividend yield                  1.1%         1.2%         1.3%

As discussed in Note 1, the Company accounts for its stock option grants in accordance with APB 25, resulting in the recognition of no compensation expense in the Statements of Consolidated Income. Had compensation expense been computed on the fair value of the option awards at their grant date, consistent with the provisions of SFAS 123, the Company's income from continuing operations and earnings per share would have been reduced to the pro forma amounts below:

                                                               Years Ended December 31,
                                                        ---------------------------------------
                                                           1997          1996          1995
(In thousands except per share amounts)
Income from continuing operations:
  As reported                                           $25,750       $14,792        $14,455
  Pro forma                                              24,897        14,422         14,428
Income from discontinued operations:
  As reported                                            40,278        42,708         34,867
  Pro forma                                              39,590        42,398         34,860
Net Income:
  As reported                                            66,028        57,500         49,322
  Pro forma                                              64,487        56,820         49,288
Basic earnings per share from continuing operations:
  As reported                                             $1.17         $0.67          $0.66
  Pro forma                                                1.13          0.66           0.66
Basic earnings per share from discontinued operations:
  As reported                                              1.82          1.95           1.60
  Pro forma                                                1.79          1.93           1.60
Basic earnings per share:
  As reported                                              2.99          2.62           2.26
  Pro forma                                                2.92          2.59           2.26
Diluted earnings per share from continuing operations:
  As reported                                             $1.15         $0.66          $0.65
  Pro forma                                                1.11          0.65           0.65
Diluted earnings per share from discontinued operations:
  As reported                                              1.79          1.92           1.58
  Pro forma                                                1.76          1.90           1.58
Diluted earnings per share:
  As reported                                              2.94          2.58           2.23
  Pro forma                                                2.87          2.55           2.23

Because the provisions of SFAS 123 have not been applied to options granted prior to January 1, 1995, the pro forma compensation cost may not be representative of compensation cost to be incurred on a pro forma basis in future years.

On April 24, 1997, the Company's stockholders approved the adoption of the Pulitzer Publishing Company 1997 Employee Stock Purchase Plan (the "Plan"). The Plan allows eligible employees to authorize payroll deductions for the quarterly purchase of the Company's common stock at a price generally equal to 85 percent of the common stock's fair market value at the end of each quarter. The Plan began operations as of July 1, 1997. In general, other than Michael E. Pulitzer, all employees of the Company and its subsidiaries are eligible to participate in the Plan after completing at least one year of service. Subject to appropriate adjustment for stock splits and other capital changes, the Company may sell a total of 500,000 shares of its common stock under the Plan. Shares sold under the Plan may be authorized and unissued or held by the Company in its treasury. The Company may purchase shares for resale under the Plan.

13.  EARNINGS PER SHARE

Weighted average shares of common and Class B common stock and common stock equivalents used in the calculation of basic and diluted earnings per share are summarized as follows:

                                                                    Years Ended December 31,
                                                         --------------------------------------------
                                                              1997           1996              1995
                                                                      (In thousands)
Weighted average shares outstanding (Basic EPS)                22,110          21,926          21,800
Stock option equivalents                                          342             347             297
                                                         ------------    ------------    ------------
Weighted average shares and equivalents (Diluted EPS)          22,452          22,273          22,097
                                                         ============    ============    ============

Stock option equivalents included in the Diluted EPS calculation were determined using the treasury stock method. Under the treasury stock method and SFAS 128, outstanding stock options are dilutive when the average market price of the Company's common stock exceeds the option price during a period. In addition, proceeds from the assumed exercise of dilutive options along with the related tax benefit are assumed to be used to repurchase common shares at the average market price of such stock during the period.

14.  COMMITMENTS AND CONTINGENCIES

At December 31, 1997, the Company and its subsidiaries had construction and equipment commitments of approximately $9,220,000 related to continuing operations and $4,559,000 related to discontinued operations. The Company's commitment for broadcasting program contracts payable and license fees at December 31, 1997 was approximately $30,025,000.

The Company is an investor in three limited partnerships requiring future capital contributions. As of December 31, 1997, the Company's unfunded capital contribution commitment related to these investments was approximately $13,863,000.

The Company and its subsidiaries are defendants in a number of lawsuits, some of which claim substantial amounts. While the results of litigation cannot be predicted, management believes the ultimate outcome of such litigation will not have a material adverse effect on the consolidated financial statements of the Company and its subsidiaries.

In connection with the September 1986 purchase of the Company's Class B common stock from certain selling stockholders (the "1986 Selling Stockholders"), the Company agreed under certain circumstances to make an additional payment to the 1986 Selling Stockholders in the event that a Gross-Up Transaction occurred prior to May 13, 2001. A Gross-Up Transaction was defined to mean, among other transactions, (1) any merger, in any transaction or series of related transactions, of more than 85 percent of the voting securities or equity of, the Company pursuant to which holders of common stock receive securities other than the common stock of the Company and (ii) any recapitalization, dividend or distribution, or series of related recapitalizations, dividends or distributions, in which holders of common stock receive securities (other than common stock) having a Fair Market Value of not less than 33 1/3 percent of the Fair Market Value of the shares of common stock immediately prior to such transaction. The amount of the additional payment, if any, would equal (x) the product of (i) the amount by which the Transaction Proceeds (as defined) exceeds the Imputed Value (as defined) multiplied by (ii) the Applicable Percentage (i.e., 50 percent for the period from May 13, 1996 through May 12,
2001) multiplied by (iii) the number of shares of common stock issuable upon conversion of the shares of Class B common stock owned by the Selling Stockholders, adjusted for, among other things, stock dividends and stock splits; less (y) the sum of any additional payments previously received by the Selling Stockholders; provided, however, that in the event of any recapitalization, dividend or distribution the amount by which the Transaction Proceeds exceeds the Imputed Value shall not exceed the amount paid or distributed pursuant to such recapitalization, dividend or distribution in respect of one share of common stock.

The term "Transaction Proceeds" was defined to mean, in the case of a merger, the aggregate Fair Market Value of the consideration received pursuant thereto by the holder of one share of common stock, and, in the case of a recapitalization, dividend or distribution, the aggregate Fair Market Value of the amounts paid or distributed in respect of one share of common stock plus the aggregate Fair Market Value of one share of the common stock following such transaction. The "Imputed Value" for one share of common stock on a given date was defined to mean an amount equal to $28.82 compounded annually from May 12, 1986 to such given date at the rate of 15 percent per annum, the result of which is $154.19 at May 12, 1998. There was no specific provision for adjustment of the $28.82 amount, but if it were adjusted to reflect all stock dividends and stock splits of the Company since September 30, 1986, it would now equal $15.72, which if compounded annually from May 12, 1986 at the rate of 15 percent per annum would now equal $84.11.

Fair Market Value, in the case of any consideration other than cash received in a Gross-Up Transaction, was defined to mean the fair market value thereof as selected by a Valuation Firm selected by the Company and a Valuation Firm selected by the Selling Stockholders, or, if the two Valuation Firms do not agree on the fair market value, the fair market value of such consideration a determined by a third Valuation Firm selected by the two other Valuation Firms. any such agreement or determination shall be final and binding on the parties.

As a result of the foregoing, the amount of additional payments, if any, which may be payable by Newco with respect to the Merger and the Distribution cannot be determined at this time. However, if the Distribution were determined to be a Gross-Up Transaction and if the Fair Market Value of the Transaction Proceeds with respect to the Merger and the Distribution were determined to exceed the Imputed Value, then the additional payments to the Selling Stockholders would equal approximately $5.9 million for each $1.00 by which the Transaction Proceeds exceed the Imputed Value. Accordingly, depending on the ultimate resolution of the meaning and application of various provisions of the Gross-up Transaction agreements, including the determination of Imputed Value and Fair Market Value of the Transaction Proceeds, in the opinion of management, the amount of an additional payment, if any, could be material to the consolidated financial statements of the Company.

15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has estimated the following fair value amounts for its financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and Cash Equivalents, Accounts Receivable, Accounts Payable and Program Contracts Payable - The carrying amounts of these items are a reasonable estimate of their fair value.

Long-Term Debt - Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value. The fair value estimates of the Company's long-term debt as of December 31, 1997 and 1996 were $195,969,000 and $259,958,000, respectively.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997 and 1996. Although management is not aware of any facts that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ from the amounts presented herein.

16.  QUARTERLY FINANCIAL DATA (UNAUDITED)

Operating results for the years ended December 31, 1997 and 1996 by quarters are as follows:

                                                      FIRST            SECOND          THIRD          FOURTH
                                                     QUARTER          QUARTER         QUARTER         QUARTER          TOTAL
                                                   ------------    ------------    ------------    ------------    ------------
1997                                                                   (In thousands, except per share data)
OPERATING REVENUES - NET:                          $     85,835    $     90,305    $     87,506    $     94,323    $    357,969

INCOME FROM CONTINUING OPERATIONS                         6,230           7,094           5,913           6,513          25,750

INCOME FROM DISCONTINUED OPERATIONS                       6,265          12,587           8,310          13,116          40,278

NET INCOME                                               12,495          19,681          14,223          19,629          66,028

BASIC EARNINGS PER SHARE OF STOCK  (Note 13):
      Continuing operations                        $       0.28    $       0.32    $       0.27    $       0.29    $       1.17
      Discontinued operations                              0.29            0.57            0.37            0.59            1.82
                                                   ------------    ------------    ------------    ------------    ------------
      Earnings per share                           $       0.57    $       0.89    $       0.64    $       0.88    $       2.99
                                                   ============    ============    ============    ============    ============
      Weighted average shares outstanding                22,029          22,081          22,151          22,185          22,110
                                                   ============    ============    ============    ============    ============

DILUTED EARNINGS PER SHARE OF STOCK  (Note 13):
      Continuing operations                        $       0.28    $       0.32    $       0.26    $       0.29    $       1.15
      Discontinued operations                              0.28            0.56            0.37            0.58            1.79
                                                   ------------    ------------    ------------    ------------    ------------
      Earnings Per Share                           $       0.56    $       0.88    $       0.63    $       0.87    $       2.94
                                                   ============    ============    ============    ============    ============
      Weighted Average Shares Outstanding                22,378          22,413          22,489          22,526          22,452
                                                   ============    ============    ============    ============    ============

                                                      FIRST            SECOND          THIRD          FOURTH
                                                     QUARTER          QUARTER         QUARTER         QUARTER          TOTAL
                                                   ------------    ------------    ------------    ------------    ------------
1996                                                                   (In thousands, except per share data)
OPERATING REVENUES - NET:                          $     66,189    $     68,521    $     84,817    $     89,569    $    309,096

INCOME FROM CONTINUING OPERATIONS                         2,565           2,980           4,247           5,000          14,792

INCOME FROM DISCONTINUED OPERATIONS                       7,676          13,205           8,717          13,110          42,708

NET INCOME                                               10,241          16,185          12,964          18,110          57,500

BASIC EARNINGS PER SHARE OF STOCK  (Note 13):
      Continuing operations                        $       0.12    $       0.14    $       0.19    $       0.23    $       0.67
      Discontinued operations                              0.35            0.60            0.40            0.59            1.95
                                                   ------------    ------------    ------------    ------------    ------------
      Earnings Per Share                           $       0.47    $       0.74    $       0.59    $       0.82    $       2.62
                                                   ============    ============    ============    ============    ============
      Weighted Average Shares Outstanding                21,864          21,912          21,949          21,978          21,926
                                                   ============    ============    ============    ============    ============

DILUTED EARNINGS PER SHARE OF STOCK  (Note 13):
      Continuing operations                        $       0.11    $       0.14    $       0.19    $       0.22    $       0.66
      Discontinued operations                              0.35            0.59            0.39            0.59            1.92
                                                   ------------    ------------    ------------    ------------    ------------
      Earnings Per Share                           $       0.46    $       0.73    $       0.58    $       0.81    $       2.58
                                                   ============    ============    ============    ============    ============
      Weighted Average Shares Outstanding                22,191          22,271          22,291          22,291          22,273
                                                   ============    ============    ============    ============    ============

In the fourth quarter of 1996, the Company determined that the carrying value of one of its joint venture investments had been impaired. Accordingly, the investment was reduced by a $2.7 million adjustment resulting in an after-tax charge of $1.6 million.

Subsequent to the second quarter of 1996, the results of operations of Scripps Leaque, acquired on July 1, 1996, are included in the Company's Statements of Consolidated Income (see Note 5).

In the fourth quarter of 1995, a state tax examination was settled favorably, resulting in a reduction of income tax expense related to discontinued operations of approximately $900,000.

Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share may not equal the total for the year.

                                  * * * * * *

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


         Statements in this Report on Form 8-K concerning the Company's business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward- looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to industry cyclicality, the seasonal nature of the business, changes in pricing or other actions by competitors or suppliers, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission including this Report on Form 8-K.


GENERAL

         The Company's operating revenues are significantly influenced by a number of factors, including overall advertising expenditures, the appeal of newspapers in comparison to other forms of advertising, the performance of the Company in comparison to its competitors in specific markets, the strength of the national economy and general economic conditions and population growth in the markets served by the Company.


         The Company's business tends to be seasonal, with peak revenues and profits generally occurring in the fourth and, to a lesser extent, second quarters of each year as a result of increased advertising activity during the Christmas and spring holiday periods. The first quarter is historically the weakest quarter for revenues and profits.


RECENT EVENTS

         On May 25, 1998, Pulitzer Publishing Company (the "Company"), Pulitzer Inc., (a newly-organized wholly-owned subsidiary of the Company ("Newco")), and Hearst-Argyle Television, Inc. ("Hearst-Argyle") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Hearst-Argyle will acquire the Company's Broadcasting Business (the "Merger"). The Company will continue to engage in newspaper publishing and related new media businesses.

         The Company's historical basis in its non-broadcasting assets and liabilities will be carried over to Newco. The Merger, the Spin-off and the related transactions will be recorded as a reverse-spin transaction, and accordingly Newco's results of operations for periods reported prior to the consummation of the Merger, the Spin-off and related transactions will represent the historical results of operations previously reported by the Company. Because the Broadcasting Business represents an entire business segment that will be divested, its results are reported as discontinued operations in the Company's Consolidated Financial Statements. (See Notes 1 and 4 to the Consolidated Financial Statements included in this Exhibit 99-1 to the Company's Current Report on Form 8-K.)


1997 COMPARED WITH 1996

CONTINUING OPERATIONS--PUBLISHING

         Operating revenues for the year ended December 31, 1997 increased 15.8 percent to $358 million from $309.1 million in 1996. The revenue comparison was affected by the acquisition of Scripps League Newspapers, Inc. ("Scripps League" which was subsequently renamed Pulitzer Community Newspapers, Inc. ("PCN")) on July 1, 1996. On a comparable basis, excluding PCN from the first six months of 1997, publishing revenues increased 4.9 percent. The comparable increase reflected higher advertising revenues in 1997.

         Newspaper advertising revenues, on a comparable basis, increased $13.8 million, or 7.2 percent, in 1997. A significant portion of the current year increase resulted from higher classified and retail advertising revenue at both the St. Louis Post-Dispatch ("Post-Dispatch") and The Arizona Daily Star

("Star"). Full run advertising volume (linage in inches) increased 0.4 percent at the Post-Dispatch and 3.8 percent at Star for 1997. Varying rate increases were implemented at the Post-Dispatch and most of the PCN properties in the first quarter of 1997 while Star increased advertising rates in the fourth quarters of 1996 and 1997.

         Circulation revenues, on a comparable basis, decreased approximately $390,000, or 0.5 percent, in 1997. The decline reflected slight fluctuations in paid circulation and average rates at the Post-Dispatch and Star in 1997 compared to the prior year.

         Other publishing revenues, on a comparable basis, increased $1.8 million, or 5.1 percent, in 1997, resulting primarily from higher preprint revenue at the Post-Dispatch.

         Operating expenses (including selling, general and administrative expenses, general corporate expense and depreciation and amortization), excluding the St. Louis Agency adjustment, increased to $297 million in 1997 from $268.1 million in 1996, an increase of 10.8 percent. Prior year operating expenses included approximately $1.8 million of non- recurring costs related to the acquisition of Scripps League. On a comparable basis, excluding PCN from the first six months of 1997 and the non-recurring costs from 1996, operating expenses increased 0.9 percent. Major increases in comparable expenses were overall personnel costs of $7.7 million, promotion expense of $1.6 million, and circulation distribution expenses of $1.5 million. Partially offsetting these increases were declines in newsprint expense of $6 million and purchased supplement costs of $3.1 million.

         Operating income for fiscal 1997 increased 53.6 percent to $41.5 million in 1997 from $27 million in 1996. On a comparable basis, excluding PCN from the first six months of 1997 and the non-recurring costs from 1996, operating income increased 25.4 percent. The 1997 increase resulted primarily from higher advertising revenues and lower newsprint costs.

         Net other expense (non-operating) decreased $4.7 million in 1997 compared to 1996. The decrease resulted from a 1996 non-recurring charge of approximately $2.7 million for the write-down in value of a joint venture investment and lower joint venture losses in 1997.

         The effective income tax rate for 1997 increased to 42.7 percent, from
42.4 percent in the prior year, due to an additional $2.1 million of nondeductible goodwill amortization related to the Scripps League acquisition. The Company expects its effective tax rate related to continuing operations for 1998 to be similar to its 1997 rate (exclusive of any non-recurring items related to the Spin-off and Merger).

         For the year ended December 31, 1997, income from continuing operations was $25.8 million, or $1.15 per diluted share, compared with $14.8 million, or $0.66 per diluted share, in the prior year. Comparability of the earnings results was affected by the joint venture write-off in 1996 ($1.6 million after-tax) and non-recurring costs related to the Scripps League acquisition ($1.1 million after-tax) in 1996. Excluding the non-recurring items, 1996 income from continuing operations would have been $17.6 million, or $0.78 per diluted share. The 46.6 percent gain, on a comparable basis, reflected higher advertising revenues and lower newsprint costs.

         Fluctuations in the price of newsprint significantly impact the results of the Company's newspaper operations, where newsprint expense accounts for approximately 20 percent of the segment's total operating costs. During the first three quarters of 1997, the Company benefited from newsprint prices
below prior year levels.  However, as a result of 1997 price    increases and
declining prices in late 1996, the Company's 1997 fourth quarter newsprint expense increased over the comparable prior year period. For the full year of 1997, the Company's newsprint cost and metric tons consumed, after giving effect to the St. Louis Agency adjustment, were approximately $36.5 million and 64,600 tons respectively.

DISCONTINUED OPERATIONS--BROADCASTING

         Broadcasting operating revenues for 1997 increased 0.9 percent to $227 million from $225 million in 1996. For the year, a 1.6 percent increase in national spot advertising and a 6.1 percent increase in network compensation were partially offset by a 0.5 percent decline in local spot advertising. The modest increases in 1997 advertising revenues reflected the impact of decreased political advertising of approximately $12 million in 1997 compared to 1996. In addition, the Company's five NBC affiliated television stations benefited from significant Olympic related advertising in the prior year third quarter.

         Broadcasting operating expenses (including selling, general and administrative expenses and depreciation and amortization) increased 2.2 percent to $144.8 million in 1997 from $141.7 million in 1996. The increase was attributable to higher overall personnel costs of $3.2 million and higher depreciation and amortization of $1 million. These increases were partially offset by decreases in program rights costs of $493,000, promotion costs of $333,000 and license fees of $246,000.

         Broadcasting operating income in 1997 decreased 1.3 percent to $82.2 million from $83.2 million in the prior year. The 1997 decrease reflected the modest overall revenue gain, resulting primarily from the effect of significant political and Olympic related advertising revenue in the prior year.

         Interest expense increased $2.5 million in 1997 compared to 1996 due to higher average debt levels in 1997. The Company's average debt level for 1997 increased to $220 million from $186.9 million in the prior year due to new long-term borrowings. The Company's average interest rate for 1997 was unchanged from the prior year rate of 7.3 percent.

         The effective income tax rate for 1997 was 39.1 percent, unchanged from the prior year. The Company expects that the effective tax rate related to broadcasting operations for 1998 will be similar to the 1997 rate.

         For the year ended December 31, 1997, income from discontinued operations decreased 5.7 percent to $40.3 million, or $1.79 per diluted share, compared with $42.7 million, or $1.92 per diluted share, in 1996. The decline reflected the lower broadcasting advertising revenues and higher interest expense in 1997.


1996 COMPARED WITH 1995

CONTINUING OPERATIONS--PUBLISHING

         Operating revenues for the year ended December 31, 1996 increased 14.7 percent to $309.1 million from $269.4 million in 1995. The revenue comparison was affected by the acquisition of Scripps League Newspapers, Inc. ("Scripps League" which was subsequently renamed Pulitzer Community Newspapers, Inc. ("PCN")) on July 1, 1996. In addition, the revenue comparison was affected by an extra week of operations in 1995; fiscal 1995 contained 53 weeks versus 52 weeks in fiscal 1996. On a comparable basis, (i.e., excluding PCN from 1996 and the extra week from 1995), operating revenues increased 3.5 percent. The comparable increase reflected higher advertising revenues in 1996.

         Newspaper advertising revenues, on a comparable basis, excluding PCN from 1996 and the extra week from 1995, increased $9.5 million, or 6 percent, in 1996. The significant portion of the current year increase resulted from higher classified advertising revenue at the St. Louis Post-Dispatch ("Post-Dispatch"). Increases in advertising rates for most categories and higher volume for zoned advertising were the primary factors in the 1996 revenue increase. In the fourth quarter of 1996 and the first quarter of

1997, varying rate increases were implemented at the Post-Dispatch, The Arizona Daily Star ("Star") and most of the Company's new community newspaper properties.

         Circulation revenues, on a comparable basis, excluding PCN from 1996 and the extra week from 1995, increased approximately $100,000, or 0.2 percent, in 1996. The Post-Dispatch and Star experienced only slight fluctuations in paid circulation and average rates in 1996 compared to the prior year.

         Operating expenses (including selling, general and administrative expenses, general corporate expense and depreciation and amortization), excluding the St. Louis Agency adjustment, increased to $268.1 million in 1996 from $236.2 million in 1995, an increase of 13.5 percent. On a comparable basis, excluding PCN from 1996 and the extra week from 1995, operating expenses increased 2.4 percent. Major increases in comparable expenses were promotion expense of $1.5 million, overall personnel costs of $955,000 and circulation distribution expenses of $611,000. Partially offsetting these increases were declines in newsprint expense of $1.1 million and inducement costs of $798,000.

         Operating income for fiscal 1996 increased 30.5 percent to $27 million from $20.7 million in 1995. On a comparable basis, excluding PCN from 1996 and the extra week from 1995, operating income from the publishing segment increased 10.1 percent. The increase resulted from higher advertising revenues on a comparable basis.

         Interest income for fiscal 1996 declined $687,000, due to both lower average balances of invested funds and lower interest rates in 1996.

         The Company's 1996 non-operating expenses included a non-recurring charge of approximately $2.7 million ($1.6 million after-tax) for the write-down in value of a joint venture investment.

         The effective income tax rate related to continuing operations for 1996 increased to 42.4 percent from 38.8 percent in the prior year, due to approximately $2.1 million of nondeductible goodwill amortization related to the Scripps League acquisition.

         For the year ended December 31, 1996, income from continuing operations was $14.8 million, or $0.66 per diluted share, compared with $14.5 million, or $0.65 per diluted share, in the prior year. Comparability of the earnings results was affected by the joint venture write-off in 1996 and the non-recurring costs related to the Scripps League acquisition ($1.1 million after tax) in 1996. Excluding the non-recurring items from 1996, income from continuing operations would have been $17.6 million, or $0.78 per diluted share. The gain, on a comparable basis, reflected the higher advertising revenues in 1996.

DISCONTINUED OPERATIONS--BROADCASTING

         Broadcasting operating revenues for 1996 increased 10.9 percent to $225 million from $202.9 million in 1995. On a comparable basis, excluding the extra week from 1995, operating revenues increased 12.9 percent. Local spot advertising increased 14.2 percent and national spot advertising increased 14.7 percent. The 1996 increases reflected strong Olympic-related advertising at the Company's five NBC affiliated stations and significant political advertising of $13.2 million, an increase of $10.3 million.

         Broadcasting operating expenses (including selling, general and administrative expenses and depreciation and amortization) increased 3.5 percent to $141.7 million in 1996 from $137 million in 1995. On a comparable basis, excluding the extra week from 1995, operating expenses increased 4.5 percent. This increase was primarily attributable to higher overall personnel costs of $4.2 million and higher national advertising commissions of $951,000.

         Broadcasting operating income in 1996 increased 26.2 percent to $83.2 million from $65.9 million in the prior year. On a comparable basis, excluding the extra week from 1995, operating income from the broadcasting segment increased 30.9 percent. The 1996 gain resulted from the significant increases in both local and national advertising revenues.

         Interest expense increased $3.4 million in 1996 compared to 1995 due to higher debt levels in the second half of 1996. New long-term borrowings added approximately $4.8 million to 1996 interest expense. The Company's average debt level for 1996 increased to $186.9 million from $133.2 million in the prior year. The Company's average interest rate for 1996 decreased slightly to 7.3 percent from 7.5 percent in the prior year.

         The effective income tax rate related to discontinued operations for 1996 was 39.1 percent compared to 37.4 percent in the prior year. The prior year rate was affected by the settlement of a state tax examination which reduced income tax expense by approximately $900,000 in 1995. Excluding the non-recurring tax settlement from the prior year, the effective income tax rate for 1995 would have been 39.1 percent.

         For the year ended December 31, 1996, income from discontinued operations increased 22.5 percent to $42.7 million, or $1.92 per diluted share, compared with $34.9 million, or $1.58 per diluted share, in 1995. Excluding the positive income tax adjustment from 1995, income from discontinued operations would have increased 25.7 percent in 1996. The 1996 gain, on a comparable basis, reflected the significant increase in advertising revenues which offset operating expense and interest expense increases.


LIQUIDITY AND CAPITAL RESOURCES

         Pursuant to the Merger Agreement, the Company's existing long-term debt will be repaid with new long-term borrowings prior to the Merger. In addition, the new borrowings will be assumed by Hearst-Argyle at the time of the Merger. Accordingly, all of the Company's long-term debt balances are allocated to the Broadcasting Business and included in "Net Assets/Liabilities of Broadcasting Business" in the Statements of Consolidated Financial Position (see Note 4 to the Consolidated Financial Statements included in this Exhibit 99-1 to the Company's Current Report on Form 8-K). Outstanding debt, inclusive of the short-term portion of long-term debt, as of December 31, 1997, was $185.4 million, compared with $250.1 million at December 31, 1996. The decrease in the outstanding debt balance reflects the final repayment of $14.5 million under the Company's 8.8 percent Senior Note Agreement which matured in 1997 and the repayment of $50 million of credit agreement borrowings with The First National Bank of Chicago, as Agent, for a group of lenders ("FNBC"). Although, the FNBC credit agreement borrowings were repaid during 1997, the $50 million line of credit remains available to the Company through June, 2001. As of December 31, 1997, the Company's outstanding debt balance consists primarily of fixed-rate senior notes with The Prudential Insurance Company of America ("Prudential").

         The Company's Senior Note Agreements with Prudential and the FNBC Credit Agreement require it to maintain certain financial ratios, place restrictions on the payment of dividends and prohibit new borrowings, except as permitted thereunder.

         As of December 31, 1997, commitments for capital expenditures were approximately $13.8 million, relating to normal capital equipment replacements (including the cost of Year 2000 projects in-process) and the cost of a building project at the Louisville broadcasting property. Commitments for broadcasting film contracts and license fees as of December 31, 1997 were approximately $30 million. In addition, as of December 31, 1997, the Company had unfunded capital contribution commitments of approximately $13.9 million related to investments in three limited partnerships.

         At December 31, 1997, the Company had working capital of $75.8 million and a current ratio of 2.96 to 1. This compares to working capital of $78.9 million and a current ratio of 3.21 to 1 at December 31, 1996.

         The Company from time to time considers acquisitions of newspapers and other properties when favorable investment opportunities are identified.
In the event an investment opportunity is identified, management expects that it would be able to arrange financing on terms and conditions satisfactory to the Company.

         The Company generally expects to generate sufficient cash from operations to cover ordinary capital expenditures, film contract and license fees, working capital requirements, debt installments and dividend payments.

SPIN-OFF AND MERGER

         Prior to the Spin-off and Merger, the Company intends to borrow $700 million which will provide sufficient funds to pay the existing Company debt and the costs of the Spin-off and Merger discussed below. Pursuant to the Merger Agreement, Hearst-Argyle will assume the new debt following the consummation of the Spin-off and Merger. (See Note 1 to the Consolidated Financial Statements included in this Exhibit 99-1 to the Company's Current Report on Form 8-K.)

         In connection with the Spin-off and Merger, the Company will incur new long-term borrowings, prepay existing Company debt and make several one-time payments near the dates of the Spin-off and Merger. The Company will incur a prepayment penalty related to the prepayment of existing Company debt with Prudential. Based upon current interest rates, the prepayment penalty would be approximately $15.9 million. Professional fees to be incurred related to the Spin-off and Merger are estimated in the range of $37 million. Management bonuses to be paid at the date of the Merger are estimated at approximately $11.6 million. Pursuant to the Merger Agreement, the Company will cash-out all outstanding stock options at the date of the Merger. Based upon outstanding options and the Company's common stock market price as of July 31, 1998, payments to employee option holders of approximately $49.8 million would have been required. It is anticipated that a portion of the option cash-out and bonus payments will be deferred at the time of the Merger and paid at a future date. The Company expects to realize tax benefits related to the long-term debt prepayment penalty, option cash-out payments and bonus payments. The preceding amounts represent estimates based upon current information available to management of the Company. The final actual amounts will likely differ from the estimates.

         To the extent a gain is generated by the Spin-off and Merger, a corporate-level income tax will be due. The gain is measured by the excess, if any, of the fair market value of Newco stock distributed by the Company to its stockholders in the Spin-off over the Company's adjusted tax basis in such Newco stock immediately prior to the distribution. On July 31, 1998, the fair market value of Newco stock would be estimated as the difference between the closing price of the Company's Common Stock on July 31, 1998 ($84.81) and the fair market value for the Broadcasting Business of $51.20 per share, as indicated by the value ($1.15 billion) Hearst-Argyle is exchanging for the Company's Company Stock (22,461,763 shares at July 31, 1998). Using a fair market value of $33.61 (the excess of $84.81 over $51.20) per common share for the Newco stock, no gain (or tax) would result from the Spin-off and Merger because the adjusted tax basis of the Newco stock would be approximately
$33.79 per share. However, if the fair market value of the Newco stock was $40 per share, for example, the estimated tax related to the gain would be approximately $55 million. The actual gain and related income tax will depend on the fair market value and the Company's adjusted tax basis in the Newco stock at the time of the Spin-off.

         In connection with the September 1986 purchase of the Company's Class B Common Stock from certain selling stockholders (the "1986 Selling Stockholders"), the Company agreed under certain circumstances to make an additional payment to the 1986 Selling Stockholders in the event that a Gross-Up Transaction occurred prior to May 13, 2001. A Gross-Up Transaction was defined to mean, among other transactions, (i) any merger, in any transaction or series of related transactions, of more than 85 percent of the voting securities or equity of, the Company pursuant to which holders of Common Stock receive securities other than the Common Stock of the Company and (ii) any recapitalization, dividend or distribution, or series of related recapitalizations, dividends or distributions, in which holders of Common Stock receive securities (other than Common Stock) having a Fair Market Value of not less than 33 1/3 percent of the Fair Market Value of the shares of Common Stock immediately prior to such transaction. The amount of the additional payment, if any, would equal (x) the product of (i) the amount by which the Transaction Proceeds (as defined) exceeds the Imputed Value (as defined) multiplied by (ii) the Applicable Percentage (i.e., 50 percent for the period from May 13, 1996 through May 12, 2001) multiplied by (iii) the number of shares of Common Stock issuable upon conversion of the shares of Class B Common Stock owned by the Selling Stockholders, adjusted for, among other things, stock dividends and stock splits; less (y) the sum of any additional payments previously received by the Selling Stockholders; provided, however, that in the event of any recapitalization, dividend or distribution the amount by which the Transaction Proceeds exceeds the Imputed Value shall not exceed the amount paid or distributed pursuant to such recapitalization, dividend or distribution in respect of one share of Common Stock.

         The term "Transaction Proceeds" was defined to mean, in the case of a merger, the aggregate Fair Market Value of the consideration received pursuant thereto by the holder of one share of Common Stock, and, in the case of a recapitalization, dividend or distribution, the aggregate Fair Market Value of the amounts paid or distributed in respect of one share of Common Stock plus the aggregate Fair Market Value of one share of the Common Stock following such transaction. The "Imputed Value" for one share of Common Stock on a given date was defined to mean an amount equal to $28.82 compounded annually from May 12, 1986 to such given date at the rate of 15 percent per annum, the result of which is $154.19 at May 12, 1998. There was no specific provision for adjustment of the $28.82 amount, but if it were adjusted to reflect all stock dividends and stock splits of the Company since September 30, 1986, it would now equal $15.72, which if compounded annually from May 12, 1986 at the rate of 15 percent per annum would now equal $84.11.

         Fair Market Value, in the case of any consideration other than cash received in a Gross-Up Transaction, was defined to mean the fair market value thereof as selected by a Valuation Firm selected by the Company and a Valuation Firm selected by the Selling Stockholders, or, if the two Valuation Firms do not agree on the fair market value, the fair market value of such consideration as determined by a third Valuation Firm selected by the two other Valuation Firms. Any such agreement or determination shall be final and binding on the parties.

         As result of the foregoing, the amount of additional payments, if any, which may be payable by Newco with respect to the Merger and the Distribution cannot be determined at this time. However, if the Distribution were determined to be a Gross-Up Transaction and if the Fair Market Value of the Transaction Proceeds with resect to the Merger and the Distribution were determined to exceed the Imputed Value, then the additional payments to the Selling Stockholders would equal approximately $5.9 million for each $1.00 by which the Transaction Proceeds exceed the Imputed Value. Accordingly, depending on the ultimate resolution of the meaning and application of various provisions of the Gross-up Transaction agreements, including the determination of Imputed Value and Fair Market Value of the Transaction Proceeds, in the opinion of management, the amount of an additional payment, if any, could be material to the consolidated financial statements of the Company.

INFORMATION SYSTEMS AND THE YEAR 2000

         The Year 2000 Issue is the result of information systems being designed using two digits rather than four to define the applicable year. As the year 2000 approaches, such information systems may be unable to accurately process certain date-based information.

         In 1995, the Company began reviewing and preparing its information systems and applications for the Year 2000. For the Company, this process involves the replacement of aging hardware and software to address most of its Year 2000 issues. A significant portion of the Company's information systems were scheduled to be replaced during the next few years, irrespective of the Year 2000 Issue. The Company plans to have substantially all of the system and application changes completed by June 30, 1999.

         The Company expects to incur internal staff costs, as well as consulting and other expenditures, to install new information systems and modify existing systems during the next twelve to fifteen months. At December 31, 1997, the remaining cost of new hardware and software to address Year 2000 issues, as well as to replace aging systems, is estimated at approximately $9.8 million. These capital expenditures have been considered in the Company's normal capital budgeting process and will be funded through operating cash flows. Year 2000 related maintenance and modification costs, which will be expensed as incurred, are not expected to be significant.

         The preceding discussion relates to the Company's continuing publishing operations only. The Company does not expect to incur significant costs to address Year 2000 issues at its broadcasting locations prior to the Merger, which is anticipated to close by year-end 1998.

DIGITAL TELEVISION

         The Company's Orlando television station, WESH, is required to construct digital television facilities in order to broadcast digitally by November 1, 1999 and comply with Federal Communications Commission ("FCC") rules. The deadline for constructing digital facilities at the Company's other television stations is May 1, 2002. The Company is currently considering available options to comply with the FCC's timetable but does not expect to incur significant capital expenditures to construct digital facilities prior to the Merger.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Pulitzer Publishing Company:

We have audited the consolidated financial statements of Pulitzer Publishing Company and its subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated February 6, 1998 (July 17, 1998 as to Notes 1, 4 and 14); such report is included elsewhere in this Current Report on Form 8-K. Our audits also included the consolidated financial statement schedule II of Pulitzer Publishing Company and its subsidiaries. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Saint Louis, Missouri
February 6, 1998 (July 17, 1998 as to Notes 1, 4 and 14)

                                 SCHEDULE II

                 PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
           SCHEDULE II - VALUATION & QUALIFYING ACCOUNTS & RESERVES
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 & 1995


                                                        Balance At    Charged to      Charged to                       Balance
                                                        Beginning       Costs &          Other                        At End Of
Description                                             Of Period       Expenses        Accounts        Deductions      Period
==================================================================================================================================
                                                                                              (In thousands)
Year Ended December 31, 1997
====================================
Valuation Accounts:
 Allowance for Doubtful Accounts:
   Continuing Operations                                  $1,585         $1,151                          $1,110 (b)     $1,626
   Discontinued Operations                                   991            317          $178 (a)           701 (b)        785

Reserves:
 Accrued Medical Plan - Continuing
   Operations                                                389          4,714                           4,060 (c)      1,043
 Workers Compensation:
   Continuing Operations                                   1,085            887                             883          1,089
   Discontinued Operations                                 1,041            312                             485            868

Year Ended December 31, 1996
====================================
Valuation Accounts:
 Allowance for Doubtful Accounts:
   Continuing Operations                                  $1,158         $1,691           $95 (a)        $1,359 (b)     $1,585
   Discontinued Operations                                   851            440           226 (a)           526 (b)        991

Reserves:
 Accrued Medical Plan - Continuing
   Operations                                                561          4,198                           4,370 (c)        389
 Workers Compensation:
   Continuing Operations                                   1,055          1,049                           1,019          1,085
   Discontinued Operations                                   950            429                             338          1,041

Year Ended December 31, 1995
====================================
Valuation Accounts:
 Allowance for Doubtful Accounts:
   Continuing Operations                                  $1,325           $844                          $1,011 (b)     $1,158
   Discontinued Operations                                   810            694          $247 (a)           900 (b)        851

Reserves:
 Accrued Medical Plan - Continuing
   Operations                                                789         $4,907                           5,135 (c)        561
 Workers Compensation:
   Continuing Operations                                   1,662            871                           1,478          1,055
   Discontinued Operations                                   665            321                              36            950

(a) - Accounts reinstated, cash recoveries, etc.
(b) - Accounts written off
(c) - Amount represents:      1997      1996     1995
                              ----      ----     ----
          Claims paid       $3,596    $3,830   $4,660
          Service fees         473       579      548
          Cash refunds          (9)      (39)     (73)
                             -----     -----    -----
                            $4,060    $4,370   $5,135
                            ======    ======   ======